Exhibit 9(vi) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                             RECORDKEEPING AGREEMENT
                          (Vision Group of Funds, Inc.)

         This Agreement is entered into as of the of 18th day of August, 1998, between Empire Professional Services, Inc. ( "Recordkeeping Agent") and Federated Shareholder Services Company ("FSSC").

         Recordkeeping Agent shall provide the Recordkeeping Services enumerated in Paragraph 1 herein to FSSC in accordance with the Operational Guidelines (described in Exhibit C). Recordkeeping Agent shall maintain sub-accounts for its customers ("Sub-accounts") in the Federated funds (the "Funds") (listed In Exhibit A) in connection with the purchase and redemption of shares of the Funds through one or more omnibus or master accounts in each Fund (individually, an "Account" and collectively, the "Accounts"), subject to the terms and conditions of this Agreement. In exchange, Recordkeeping Agent shall receive a recordkeeping fee (described in Exhibit B).

     1. RECORDKEEPING SERVICES. Recordkeeping Agent shall provide to FSSC, for the benefit of shareholders of the Funds the following services:

         A. Sub-Accounting. Sub-accounting for Recordkeeping Agent's customers shall be the responsibility of the Recordkeeping Agent. Sub-accounts will be maintained in accordance with the prospectus of each Fund. FSSC will recognize on the books of the Funds each of Recordkeeping Agent's Accounts (or retirement plan serviced by Recordkeeping Agent, if applicable) as a single shareholder and as an unallocated account in the Funds, and will not maintain separate accounts for each of Recordkeeping Agent's customers.

         B. Maintenance of Records. Recordkeeping Agent shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Recordkeeping services. Upon the request of FSSC, Recordkeeping Agent shall provide copies of all records relating to the Funds as may reasonably be requested to enable the Funds or their representatives to (i) respond to the directors/trustees requests for information; (ii) monitor and review the services provided under this agreement; or (iii) comply with any request of a governmental body or self-regulatory organization. If fees are based upon number of Sub-accounts, Recordkeeping Agent agrees that it will provide FSSC assurance from an independent auditor, upon request, that the fees are being charged in accordance with this agreement. Recordkeeping Agent will provide FSSC with access to the books and records in its possession relating to the Sub-accounts upon reasonable notice during normal business hours.


         C. Administrative Services. Recordkeeping Agent shall assist its customers with any inquiries, transactions or requests such customers may have.

         D. Other Services. Recordkeeping Agent shall provide other services to shareholders of the Funds as FSSC, or its affiliates may reasonably request from time to time.

         E. Nature of Services. The Recordkeeping Agent and FSSC agree that the payment of the Recordkeeping fee is for recordkeeping and administrative services only and not for legal, investment, advisory or distribution services. Also, Recordkeeping Agent will not be performing any of the transfer agency functions set forth in Section 3(a)(25) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the Recordkeeping Agent represents that all purchases and redemptions of Fund shares contemplated by this Agreement shall be effected in accordance with each Fund's then current prospectus, and the arrangements provided for in this Agreement will be disclosed to each Sub-account through Recordkeeping Agent and its representatives. Each party to the Agreement represents that it will promptly notify the other in the event that it for any reason is unable to perform any of its obligations under this Agreement.

2. REGISTRATIONS AND MEMBERSHIPS. Each party hereby represents that it is duly registered, as required, with all regulatory agencies, and is a member in good standing of any requisite associations and self-regulatory organizations.

3. EXPENSES. Each party shall bear all expenses incidental to the performance of its obligations under this Agreement.

4. INSURANCE. Recordkeeping Agent shall maintain appropriate insurance coverage, including errors and omissions insurance, and if necessary, bonding, issued by a qualified insurance carrier with a Best's rating of at least "A" or with the highest rating by a nationally recognized statistical rating organization, of the types ordinarily maintained by like agents servicing mutual funds or their agents, and in commercially recognizable amounts. No provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to FSSC or Recordkeeping Agent or other insured parties which would otherwise be a covered claim in the absence of any provision of this Agreement.

5. Year 2000 Compliance. FSSC and the Recordkeeping Agent will examine and test their systems and, as of the date hereof, have no knowledge of any situation or circumstance that will inhibit Recordkeeping Agent's ability to perform the Recordkeeping Services as a result of any business interruptions or other business problems relating to specific dates or days before, during, and after the year 2000. In connection with the foregoing, FSSC and Recordkeeping Agent will make reasonable inquiry of their respective business partners and other entities with whom they conduct business and will carefully consider the responses of those third-parties.

6. INDEMNIFICATION. Each party agrees to indemnify and hold harmless the other party and its affiliates, employees, and agents (the "Indemnitees") against any losses, claims, damages, liabilities or expenses to which an Indemnitee may become subject insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based upon (i) such party's negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement, or (ii) any breach by such party of any material provision of this Agreement. Such party will reimburse the Indemnitee for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such loss, claim or action. This indemnity agreement will be in addition to any liability which the party may otherwise have.

7. Termination of Agreement. This Agreement may be terminated at any time by either party upon 90 days' written notice to the other party. Notwithstanding the foregoing, this Agreement shall be terminated immediately upon either: (i) a material breach by either party not cured within 30 days after notice from the other; or (ii) with respect to a particular Fund, upon termination of the transfer agency agreement between FSSC (or any successor or assignee of FSSC) and that Fund; or (iii) with regard to any Sub-account, upon termination of the services of either party to such Sub-account. The provisions of Section 6 shall survive any termination of the Agreement.

8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements fully executed and to be performed therein.

9. MODIFICATION. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties, except that Federated may add or delete Funds from the list of available Funds as it deems appropriate.

10. ASSIGNMENT OR SUBCONTRACTING. This Agreement shall not be assigned or subcontracted by a party hereto, without the prior written consent of the other parties hereto, except that party may assign or subcontract this Agreement to an affiliate having the same ultimate ownership as the assigning or subcontracting party without such consent.

11. FINANCIAL AND OPERATING INFORMATION. Recordkeeping Agent shall provide either (i) annually a report completed by independent public accountants in conformance with Statement on Auditing Standards # 70, if applicable, or (ii) the Annual Study and Evaluation of Internal Accounting Control required under
Section 17Ad-13 of the Exchange Act, if applicable, and its audited financial statements, if available, to the following address:

         Federated Shareholder Services Company
         Attn: Corporate Finance Group
         Federated Investors Tower
         1001 Liberty Avenue
         Pittsburgh Pennsylvania 15222-3779

12. There is no Section 12.

13. Non-Exclusivity. FSSC acknowledges and agrees that Recordkeeping Agent may enter into agreements similar to this Agreement with organizations other than FSSC which also serve as transfer agents for mutual funds. Recordkeeping Agent acknowledges and agrees that nothing contained herein shall prohibit FSSC from providing administrative, sub-accounting or recordkeeping services to any defined contribution or other employee benefit plan or from soliciting any such plan or sponsor thereof or any other administrator or recordkeeper to enter into any arrangement with FSSC or any affiliate of FSSC for such services.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

                                                Federated Shareholder Services
Empire Professional Services, Inc.              Company
 (RECORDKEEPING AGENT)                          (FSSC)

By: /s/ Gus A Platas                            By:/s/ Thomas P. Sholes
Print Name:  Gus A Platas                       Print Name:  Thomas P. Sholes
Title:  Vice President and General Manager      Title:  Vice President

Address:Empire Professional Services, Inc.      Address:1001 Liberty Avenue
77 Sully's Trail                                Pittsburgh, PA  15222-3779
Pittsford, NY  14534



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                                    EXHIBIT A
                           VISION GROUP OF FUNDS, INC.


Fund Name                                                    Cusip Number

Vision Capital Appreciation Fund                             92830F 70 3

Vision Treasury Money Market Fund                            92830F 10 9

Vision Money Market Fund                                     92830F 30 7

Vision U.S. Government Securities Fund                       92830F 40 6

Vision Growth & Income Fund                                  92830F 60 4

Vision Equity Income Fund                                    92830F 80 2

Vision New York Municipal Income Fund                        92830F 50 5

Vision New York Tax-Free Money Market Fund                   92830F 20 8


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                                    EXHIBIT B

                                  Fee Schedule


Agent shall receive a fee at the rates set forth below:

o        $7.00 per Sub-account
o

The amount of the fee shall be determined and shall become payable as of the last business day of each month. Upon FSSC's request, Agent will provide FSSC with an audit report of the records upon which such numbers are based.

It is understood and agreed that FSSC makes no representation or warranty as to whether payment of the fees contemplated herein with respect to a retirement plan constitutes a prohibited transaction as defined in Section 406 of The Employee Retirement Income Security Act of 1974 (ERISA) (29 U.S.C. Sec. 1106), or Section 4975 of The Internal Revenue Code of 1986 as amended (IRC) (26 U.S.C. Sec. 4975)

                                    EXHIBIT C

                             Operational Guidelines

 (1) FSSC shall establish one or, if necessary, a number of Accounts in each Fund in Recordkeeping Agent's designated name. Recordkeeping for the Sub-accounts will be the responsibility of Recordkeeping Agent.

(2) Recordkeeping Agent shall, on behalf of FSSC, receive from the Sub-accounts for acceptance prior to the Close of Trading on each Business Day: (i) orders for the purchase of shares of the Funds, and
         (ii) redemption requests and redemption and exchange directions with respect to shares of the Funds held by the Sub-accounts ("Instructions"). Recordkeeping Agent shall upon its acceptance of any such Instructions, communicate such acceptance to the Sub-accounts.

(3) Recordkeeping Agent or its designee will communicate to FSSC, by means of electronic transmission or other mutually acceptable means, a report of the trading activity of each Account in any of the Funds for the most recent Business Day in accordance with each Fund's prospectus.

(4) All wire payments referenced in this Agreement shall be transmitted via the Federal Reserve Wire Transfer System. Notwithstanding any other provision of this Agreement, in the event that the Federal Reserve Wire Transfer System is closed on any Business Day, the duties of FSSC, Recordkeeping Agent, and their designees under this Agreement shall be suspended, and shall resume on the next Business Day that the Federal Reserve Wire Transfer System is open as if such period of suspension had not occurred.